As filed with the Securities and Exchange Commission on November 5, 2004
                            Registration No. __________

_____________________________________________________________________________
_____________________________________________________________________________



                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                        ____________________________

                                   FORM S-8

                           REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                        ____________________________

                          Capital City Bank Group, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


         Florida                                     59-2273542
(State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)             Identification Number)


                            217 North Monroe Street
                            Tallahassee, FL  32301
                                (850) 671-0300
                    (Address of Principal Executive Offices)
                        ____________________________


                      2005 Director Stock Purchase Plan
                      2005 Associate Stock Purchase Plan
                        2005 Associate Incentive Plan
                            (Full Title of Plans)
                        ____________________________

                                                      Copy To:
        J. Kimbrough Davis                     Gregory K. Bader, Esq.
    Executive Vice President and         Gunster, Yoakley & Stewart, P.A.
      Chief Financial Officer         500 East Broward Boulevard, Suite 1400
   Capital City Bank Group, Inc.              Fort Lauderdale, FL 33394
      217 North Monroe Street                     (954) 713-6407
      Tallahassee, FL  32301
         (850) 671-0300
(Name and Address of Agent for Service)

                        ____________________________





CALCULATION OF REGISTRATION FEE

__________________________________________________________________________________________________________________________

                                                                                     Proposed Maximum
        Title of Each Class of            Amount to be       Proposed Maximum       Aggregate Offering      Amount of
      Securities to be Registered (1)      Registered     Offering Price Per Unit         Price          Registration Fee
__________________________________________________________________________________________________________________________
Common Stock, $.01 par value per share    700,000 shares        $ 38.89 (2)            $ 27,223,000         $ 3,449.15
__________________________________________________________________________________________________________________________

Common Stock, $.01 par value per share    550,000 shares        $ 35.00 (3)            $ 19,250,000         $ 2,438.98
__________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________

Total Registration Fee                                                                                      $ 5,888.13
__________________________________________________________________________________________________________________________




(1) This registration statement relates to the following three benefit plans: 75,000 shares of Common Stock, $.01 par value per share, of Capital City Bank Group, Inc. that may be issued under the 2005 Director Stock Purchase Plan; 475,000 shares of Common Stock, $.01 par value per share, of Capital City Bank Group, Inc. that may be issued under the 2005 Associate Stock Purchase Plan; and 700,000 shares of Common Stock, $.01 par value per share, of Capital City Bank Group, Inc. that may be issued under the 2005 Associate Incentive Plan. This registration statement also relates to such indeterminate number of additional shares as may be required pursuant to the Plans in the event of a stock dividend, stock split, split-up, recapitalization, forfeiture of stock under the Plans or other similar event.

(2) This estimate is made pursuant to Rules 457(c) and (h) under the Securities Act of 1933, solely for the purpose of determining the amount of the registration fee. The price per share and aggregate offering price is based on the average of the high and low prices for the Shares as reported on the Nasdaq National Market on November 1, 2004, which was $38.89 per share. The 700,000 shares represent the shares that may be issued under the 2005 Associate Incentive Plan.

(3) This estimate is made pursuant to Rules 457(c) and (h) under the Securities Act, solely for the purpose of determining the amount of the registration fee. The price per share and aggregate offering price is based upon 90% of the price per share of $38.89, which was the average of the high and low prices for the Shares as reported on the Nasdaq National Market on November 1, 2004. The 550,000 shares represent the aggregate number of shares that may be issued under the 2005 Director Stock Purchase Plan and the 2005 Associate Stock Purchase Plan.

                                INTRODUCTION

     This Registration Statement on Form S-8 relates to the following three benefit plans: 75,000 shares of Common Stock, $.01 par value per share, of Capital City Bank Group, Inc. that may be issued under the 2005 Director Stock Purchase Plan; 475,000 shares of Common Stock, $.01 par value per share, of Capital City Bank Group, Inc. that may be issued under the 2005 Associate Stock Purchase Plan; and 700,000 shares of Common Stock, $.01 par value per share, of Capital City Bank Group, Inc. that may be issued under the 2005 Associate Incentive Plan. This Registration Statement also relates to such indeterminate number of additional shares as may be required pursuant to the benefit plans in the event of a stock dividend, stock split, split-up, recapitalization, forfeiture of stock under the benefit plans or other similar event.


                                    PART I

              Information Required in the Section 10(a) Prospectus

Item 1.  Plan Information.*

Item 2.  Registration Information and Employee Plan Annual Information.*

     * The information specified in the introductory Note to Part I of Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b) under the Securities Act and the introductory Note to Part I of Form S-8.


                                   PART II

              Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below:

  *  Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  * Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

  * Current Reports on Form 8-K filed on January 13, 2004, May 14, 2004, August 6, 2004, October 13, 2004, October 21, 2004, and November 4, 2004; and

  * The description of our Common Stock, $.01 par value per share, contained in the Registration Statement on Form S-4 (Registration No. 333-53398) as filed with the SEC on January 9, 2001.

     In addition, all documents that we file subsequent to this Registration Statement pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of these documents.


Item 4.  Description of Securities.

     Not applicable.


Item 5.  Interests of Named Experts and Counsel.

     None.


Item 6.  Indemnification of Directors and Officers.

     Section 607.0850 of the Florida Business Corporation Act provides that a director, officer, employee, or other agent of a Florida corporation:

     * shall be indemnified by the corporation for all expenses of such litigation actually and reasonably incurred when he or she is successful on the merits on any legal proceeding;

     * may be indemnified by the corporation for liability incurred in connection with such legal proceedings (other than a derivative suit), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner reasonably believed to be in the best interest of the corporation (and in the case of a criminal preceding, he or she had no reasonable cause to believe that such conduct was unlawful); and

     * may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareowner alleging a breach by a director or officer of a duty owed to the corporation) and amounts paid in settlement not to exceed, in the judgment of the Board of Directors, the estimated costs and expenses of litigating the proceeding to conclusion, even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation and the shareowners. If he or she is adjudged liable in the performance of his or her duties to the corporation, indemnification may be made in accordance with this paragraph unless and only to the extent that a court determines that in view of all of the circumstances, he or she is fairly and reasonably entitled to indemnification for expenses to the extent permitted by such court.

     The indemnification described in the second and third bullet-points above will be made only upon a determination by:

     *  a majority of a quorum of disinterested directors;

     * if a quorum of disinterested directors is not obtainable, or even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors who are not at the time parties to the proceeding;

     *  independent legal counsel in a written opinion;

     * the shareowners (excluding the shares owned by the person seeking indemnification); or

     * the court in which the proceeding is or was pending, if indemnification is proper under the circumstances because the applicable standard of conduct has been met.

     The Board of Directors may authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by the director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified for them.

     The Florida Business Corporation Act's statutory scheme of indemnification is not exclusive and allows expanded indemnification by bylaw, agreement, vote of shareowners or disinterested directors, or otherwise if the Articles of Incorporation are amended to permit expanded indemnification. Notwithstanding the expansion of indemnification rights, the Florida Business Corporation Act does not permit indemnification for:

     * acts or omissions that involve a violation of the criminal law, unless the director, officer employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

     * any transaction from which a director, officer or agent derived an improper personal benefit;

     * willful misconduct that shows a conscious disregard for the best interest of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareowner; or

     *  approving an improper distribution to shareowners.

     Article X of our Amended and Restated Articles of Incorporation obligates us to indemnify our officers and directors, provided the persons to be indemnified meet the requisite standard of conduct set forth in Section
607.0850 of the Florida Business Corporation Act, for costs and expenses actually and reasonably incurred in a legal proceeding. This includes any amount paid in the settlement of such a proceeding, to the fullest extent permitted by Florida law.

     Article VII of our Bylaws obligates us to indemnify our officers and directors, provided that the persons to be indemnified acted in good faith and in a manner the persons reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful, for costs and expenses actually and reasonably incurred in connection with a legal proceeding (other than a derivative suit), including amounts paid in settlement of such a proceeding, to the fullest extent permitted by Florida law, and requires advancement of such costs and other expenses during pending proceedings. Our Board of Directors has discretionary ability to provide indemnification with respect to other persons, such as agents and employees.

     Article VII of our Bylaws obligates us to indemnify our officers and directors, provided that the persons to be indemnified acted in good faith and in a manner the persons reasonably believed to be in, or not opposed to, the best interests of the Corporation, for costs and expenses actually and reasonably incurred in connection with a derivative suit, including amounts paid in settlement of such a proceeding, to the fullest extent permitted by Florida law, and requires advancement of such costs and other expenses during pending proceedings. No indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such claim, action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Our Board of Directors has discretionary ability to provide indemnification with respect to other persons, such as agents and employees.

     We maintain director and officer liability insurance policies on behalf of any person who is or was a director or officer of us or our subsidiary companies providing for insurance against any liability incurred by him or her in any such capacity or arising out of his or her status as such. The policies contain various reporting requirements and exclusions.


Item 7.  Exemption from Registration Claimed.

     Not applicable.


Item 8.  Exhibits.

4.1 Amended and Restated Articles of Incorporation - incorporated herein by reference to Exhibit 3 of the Registrant's 1996 Proxy Statement (filed 4/11/96) (No. 0-13358).

4.2   Amended and Restated Bylaws - incorporated herein by reference to
      Exhibit 3(b) of the Registrant's Form 10-Q (filed 1/13/97) (No. 0-
      13358).

4.3   2005 Director Stock Purchase Plan

4.4   2005 Associate Stock Purchase Plan

4.5   2005 Associate Incentive Plan

5.1   Opinion of Gunster, Yoakley & Stewart, P.A.

23.1  Consent of KPMG LLP

23.2  Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1)


Item 9.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Tallahassee, State of Florida, on the 3rd day of November, 2004.


                             CAPITAL CITY BANK GROUP, INC.



                             By: /s/ William G. Smith, Jr.
                                --------------------------------------
                                William G. Smith, Jr.
                                Chairman, President and Chief Executive Officer (Principal Executive Officer)


                             By: /s/ J. Kimbrough Davis
                                --------------------------------------
                                J. Kimbrough Davis
                                Executive Vice President and
                                  Chief Financial Officer
                                (Principal Financial and Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                             Title                     Date


/s/ DuBose Ausley
-----------------------------
DuBose Ausley                       Director              October 7, 2004


/s/ Thomas A. Barron
-----------------------------
Thomas A. Barron                    Director              October 6, 2004


/s/ Frederick Carroll, III
-----------------------------
Frederick Carroll, III              Director              October 6, 2004


/s/ Cader B. Cox, III
-----------------------------
Cader B. Cox, III                   Director              October 7, 2004

/s/ J. Everitt Drew
-----------------------------
J. Everitt Drew                     Director              October 6, 2004


/s/ John K. Humphress
-----------------------------
John K. Humphress                   Director              October 6, 2004


/s/ Lina S. Knox
-----------------------------
Lina S. Knox                        Director              October 7, 2004


/s/ Ruth A. Knox
-----------------------------
Ruth A. Knox                        Director              October 7, 2004


/s/ Henry Lewis III
-----------------------------
Henry Lewis III                     Director              October 7, 2004


/s/ John R. Lewis
-----------------------------
John R. Lewis                       Director              October 7, 2004


/s/ William G. Smith, Jr.
-----------------------------
William G. Smith, Jr.               Director              October 7, 2004

EXHIBIT INDEX


4.1 Amended and Restated Articles of Incorporation - incorporated herein by reference to Exhibit 3 of the Registrant's 1996 Proxy Statement (filed 4/11/96) (No. 0-13358).

4.2   Amended and Restated Bylaws - incorporated herein by reference to
      Exhibit 3(b) of the Registrant's Form 10-Q (filed 1/13/97) (No. 0-
      13358).

4.3   2005 Director Stock Purchase Plan

4.4   2005 Associate Stock Purchase Plan

4.5   2005 Associate Incentive Plan

5.1   Opinion of Gunster, Yoakley & Stewart, P.A.

23.1  Consent of KPMG LLP

23.2  Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1)